Exhibit 99.1

NEWS RELEASE
	Contacts:	Alan Krenek, Chief Financial Officer Basic Energy Services, Inc. 432-620-5510

FOR IMMEDIATE RELEASE		Jack Lascar/Sheila Stuewe DRG&E / 713-529-6600
BASIC ENERGY SERVICES AGREES TO ACQUIRE JETSTAR
CONSOLIDATED HOLDINGS
MIDLAND, Texas – January 10, 2007– Basic Energy Services, Inc. (NYSE: BAS) (“Basic”) announced today it signed a definitive agreement to acquire all of the outstanding capital stock of JetStar Consolidated Holdings, Inc. (“JetStar”) for total consideration of approximately $120 million, subject to adjustments. The total consideration excludes working capital but includes the repayment of JetStar’s outstanding debt. Basic will pay $43.5 million of the consideration in shares of Basic common stock determined within a range of $23-$27 per share in accordance with the agreement. The transaction is subject to review by regulatory agencies under the Hart-Scott-Rodino Antitrust Improvements Act and customary closing conditions, and is expected to close late February 2007. Basic expects the acquisition of JetStar to contribute first-year revenues and EBITDA (earnings before interest, taxes, depreciation, and amortization) of approximately $63 million and $24 million, respectively, and estimates that the acquisition will be slightly accretive to 2007 earnings per share.
JetStar operates approximately 35,000 horsepower of pressure pumping equipment in Texas, Oklahoma and Kansas. Basic will combine the JetStar operations with its own pressure pumping assets for a combined service fleet of approximately 95,000 horsepower in the same geographic areas.
Ken Huseman, President of Basic, stated, “The acquisition of JetStar provides the market presence, people and equipment to continue building our position in the lower horsepower and shallow-well pressure pumping segment. JetStar, and its Acid Services subsidiary in southwest Kansas, has a long history of providing quality pumping services in their markets following a business strategy similar to ours. The combination of the Basic and JetStar management, field personnel and equipment fleets will allow us to broaden our services within our established markets and explore new opportunities within Basic’s corporate footprint.”
Basic provides well site services essential to maintaining production from the oil and gas wells within its operating area. The company employs more than 4,100 employees in more than 100 service points throughout the major oil and gas producing regions in Texas, Louisiana, Oklahoma, New Mexico and the Rocky Mountain States.
Safe Harbor Statement
This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Basic has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including (i) Basic’s ability to successfully execute, manage and integrate acquisitions, (ii) changes in demand for services and any related material impact on our pricing and utilizations rates and (iii) changes in our expenses, including labor or fuel costs. While Basic makes these statements and projections in good faith, neither Basic nor its management can guarantee that the transactions will be consummated or that anticipated future results will be achieved. Basic assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by Basic, whether as a result of new information, future events, or otherwise.
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